Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS JANUARY 2008 SALES

ANNOUNCES NEW $600 MILLION TWO-YEAR STOCK REPURCHASE
PROGRAM AND 27% DIVIDEND INCREASE

INCREASES EPS ESTIMATES FOR 2007 FOURTH QUARTER
PROVIDES 2008 FISCAL YEAR GUIDANCE
AND LONGER TERM OUTLOOK

     Pleasanton, California, February 7, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported sales for the four weeks ended February 2, 2008 of $350 million, a 9% increase over the $322 million in sales for the four weeks ended February 3, 2007. Same store sales for the four weeks ended February 2, 2008 increased 1% over the four weeks ended February 3, 2007.

     For the 13 weeks ended February 2, 2008, sales were $1.652 billion, a 10% increase over the $1.495 billion in sales for the 13 weeks ended February 3, 2007. Comparable store sales for the 13 weeks ended February 2, 2008 rose 2% over the 13 weeks ended February 3, 2007.

     For the 52 weeks ended February 2, 2008, sales were $5.975 billion, a 9% increase over the $5.486 billion in sales for the 52 weeks ended February 3, 2007. Comparable store sales for the 52 weeks ended February 2, 2008 rose 1% over the 52 weeks ended February 3, 2007.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Our healthy fourth quarter sales results benefited from strong holiday traffic in both November and December, when same store sales rose 3%. While our January results were impacted by wet weather throughout California, our 1% comparable store sales gain for the month was within our forecasted range. We believe our solid performance for the quarter, especially in today’s challenging retail climate, benefited from our ability to deliver compelling name brand bargains to our customers, reflecting the resiliency of our off-price model.”

New $600 Million Stock Repurchase Program and 27% Increase in Quarterly Dividend

     Mr. Balmuth continued, “I also am pleased to report that, based on our current cash position, strong balance sheet and forecasted free cash flows, our Board of Directors has approved a new two-year $600 million stock repurchase program. At the current stock price, this new authorization represents over 15% of the Company’s total market value and a 50% increase over our most recent program, reflecting our confidence in the long-term prospects for our business.”

     During fiscal 2007, the Company repurchased 6.9 million shares of common stock for an aggregate purchase price of $200 million, completing its prior two-year $400 million stock repurchase program for 2006 and 2007. For the ten years ending in fiscal 2007, the Company has returned approximately $1.6 billion in capital to stockholders through its stock repurchase programs.

     The Board has also approved a 27% increase in the quarterly cash dividend to $.095 per share. The new quarterly dividend is payable on or about March 31, 2008 to stockholders of record as of February 22, 2008. Today’s dividend announcement represents the fourteenth consecutive annual increase since the Company initiated its dividend in 1994.

Updated Fourth Quarter and Fiscal 2007 Estimates

     Based on favorable gross margin and expense trends, the Company now estimates that earnings per share for the 13 weeks ended February 2, 2008 will be $.69 to $.70, up from its previous guidance of $.68 to $.69. For the 52 weeks ended February 2, 2008, earnings per share are estimated to be $1.89 to $1.90. Prior year earnings per share for the 14 and 53 weeks ended February 3, 2007 were $.66 and $1.70, respectively, and included income equivalent to about $.07 per share related to the 53rd week in fiscal 2006.

Fiscal 2008 Guidance

     Looking ahead, Mr. Balmuth said, “Our 2008 guidance takes into consideration the current economic pressures on consumers, which we believe will gradually ease as the year progresses. As a result, for the fiscal year ending January 31, 2009, we are forecasting same store sales gains of 1% to 2% and projecting earnings per share in the range of $2.10 to $2.20. For the 13 weeks ending May 3, 2008, we are targeting same store sales to be flat to up 1% and earnings per share of $.52 to $.54, compared to $.48 in the prior year. Our 2008 earnings targets assume total unit growth of 8%, comprised of approximately 65 to 70 net new Ross locations and about 5 new dd’s DISCOUNTS stores.”

Longer Term Outlook

     Commenting on longer term plans for 2009 and 2010, Mr. Balmuth said, “Our overarching objective is to deliver profitable growth with improving financial returns. Over the past several years, we expanded our Ross Dress for Less business rapidly in newer markets in the Southeast and Mid-Atlantic, as we worked to improve name brand recognition and realize economies of scale in these regions. Moving forward, until we complete the roll-out of our micro-merchandising initiatives in 2010, we believe that the Company’s total store productivity and profitability will be enhanced by targeting expansion in existing markets, with fewer new locations in the Southeast and Mid-Atlantic. In addition, after doubling the size of our dd’s DISCOUNTS chain with 26 new stores in 2007, for at least the next year or so, we will focus mainly on gaining a better understanding of the dd’s customer and also on fine-tuning our merchandise assortments to improve performance, especially in the new dd’s markets of Arizona, Florida and Texas.”

     Mr. Balmuth continued, “As a result of these changes, we have adjusted our longer range earnings model for 2009 and 2010, which now assumes annual unit growth of about 5% to 6% as well as a return to our historical comparable store sales growth rate of about 3%. Combined with our larger stock repurchase program, these modifications are expected to drive average annual earnings per share gains in the mid-teen percentage range and an increase in return on average equity to over 30% by 2010.”

     To sum up, Mr. Balmuth said, “We remain confident in our off-price model as the competitive bargains we offer continue to make our stores attractive destinations for customers in both healthy and more challenging economic landscapes. We strongly believe the actions announced today will enhance stockholder returns while maximizing our long-term prospects for future growth and profitability.”

     Additional recorded information concerning today’s press release and the Company’s future outlook can be accessed by calling 706-645-9291, ID # 32752117, from 8:30 a.m. Eastern time on February 7, 2008 through 8:00 p.m. Eastern time on February 8, 2008. A transcript of these comments is available on the Company’s website at www.rossstores.com. The Company expects to report February 2008 sales results on Thursday, March 6th and final fourth quarter earnings results on Wednesday, March 19th.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The estimated earnings per share for the fourth quarter and fiscal year ended February 2, 2008 are preliminary and subject to adjustments. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to achieve targeted levels of sales, profits and cash flows from the former Albertsons store locations; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006, Form 10-Q’s for fiscal 2007 and Form 8-K’s for fiscal 2007 and 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2007 revenues of $6.0 billion. As of February 2, 2008, the Company operated 838 Ross Dress for Less® (“Ross”) stores and 52 dd’s DISCOUNTS® locations, compared to 771 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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